Exhibit 10.1

February 1, 2007

John R. Tuttle

2 Lakeridge Road

Mechanicville, NY 12118

Dear Dr. Tuttle:

DayStar Technologies, Inc. (“DayStar” or the “Company”) believes that it is our mutual best interest to have an agreement covering the terms of your separation from employment. This letter describes our agreement (the “Agreement”), which is as follows:

1. You resign from your employment with DayStar effective January 22, 2007.

2. If you sign and do not timely revoke this Agreement, agreeing to be bound by the general release in paragraph 4 below and the other terms and conditions of this Agreement described below, and comply with your obligations under this Agreement and your Employment Agreement dated April 1, 2006 (attached hereto as Exhibit “A”) the Company will do the following:

(a) You shall receive an Incentive Payment for 2006 in the amount of $45,000, instead of under paragraph 3(b), which shall be paid at or about the time as payments are made to other eligible employees;

(b) You shall receive the payments, benefits, and vesting of unvested warrants, options or restricted stock pursuant to the terms of Subsection 3.09(c)(i) and (ii) of the Employment Agreement. It is agreed and understood that the Regular Severance Package described in Subsection 3.09(c)(i) shall total $265,000, which is the aggregate of (x) your annual Base Salary in the amount of $220,000 and (y) your Incentive Payment for 2006, which shall be $45,000;

(c) You will be allowed to retain possession of your laptop computer after you have surrendered it to DayStar’s IT Department for removal of Company related material or wireless access to Company related material; and

(d) You shall receive the payment of $10,000 towards your legal fees in connection with your negotiations with the Company, within 10 business days after the expiration of the revocation period described in paragraph 17 of this Agreement.

3. Regardless of whether or not you enter into this Agreement:

(a) You shall receive any unpaid salary earned through January 22, 2007, paid by check on February 1, 2007;

(b) You shall receive an Incentive Payment for 2006, calculated and paid in the ordinary course of business (but not withstanding the statement in paragraph 3 above, this will only be paid if you do not enter into this Agreement).

(c) Your vacation time balance, consisting of 168.42 hours of unused vacation time, will be paid out on or before February 14, 2007;

(d) You shall receive $18,333 as pay in lieu of notice of termination, on or before February 14, 2007; and

(e) Your Automobile Allowances as described in your Employment Agreement will expire on February 1, 2007.

4. (a) In exchange for the consideration described in paragraph 2, if you comply with the terms and conditions of paragraph 2 above, you release and forever discharge, to the maximum extent permitted by law, the Company and each of the other “Releasees” as defined below, from any and all claims, causes of action, complaints, lawsuits or liabilities of any kind arising out of or relating to any conduct, matter, event or omission existing or occurring before you sign this Agreement, arising in any way out of your employment or the cessation of your employment with the Company and/or any of its parent, subsidiary, related and/or affiliated companies (collectively “Claims”) which you, your heirs, agents, administrators or executors have or may have against the Company or any of the other Releasees, including but not limited to:

(i) any Claims for unpaid or withheld wages, severance, benefits, bonuses, commissions and/or other compensation of any kind;

(ii) any Claims for reimbursement of expenses of any kind;

(iii) any Claims for attorneys’ fees or costs;

(iv) any Claims under the Employee Retirement Income Security Act (“ERISA”);

(v) any Claims of discrimination and/or harassment based on age, sex, race, religion, color, creed, disability, handicap, citizenship, national origin, ancestry, sexual orientation, or any other factor protected by Federal, State or Local law as enacted or amended (such as the Age Discrimination in Employment Act, 29 U.S.C. §621 et. seq., Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Equal Pay Act and the Pennsylvania Human Relations Act) and any Claims for retaliation under any of the foregoing laws;

(vi) any Claims regarding leaves of absence;

(vii) any Claims under the National Labor Relations Act;

(viii) any Claims under the Sarbanes-Oxley Act;

(ix) any Claims under your Employment Agreement or any prior agreement with the Company;

(x) any Claims for violation of public policy;

(xi) any whistleblower or retaliation Claims;

(xii) any Claims for emotional distress or pain and suffering; and/or

(xiii) any other statutory, regulatory, common law or other Claims of any kind having anything to do with your employment or the cessation of your employment, including, but not limited to, Claims for breach of contract, libel, slander, fraud, wrongful discharge, promissory estoppel, equitable estoppel and misrepresentation.

(b) The term “Releasees” includes: the Company and any parent, subsidiary, related or affiliated companies of the Company, and each of their past and present employees, officers, directors, attorneys, members, partners, insurers, benefit plan fiduciaries and agents, and all of their respective successors and assigns.

(c) It is important that you understand that subject to paragraph 5, this general release applies to all Claims known or unknown by you, those that you may have already asserted or raised as well as those that you have never asserted or raised, arising in any way out of your employment or the cessation of your employment.

5. The general release in Paragraph 3 above does not apply to:

(a) Any Claims for vested benefits under any Company 401(k), retirement, or other deferred compensation plan;

(b) Any Claims to require the Company to honor its commitments set forth in this Agreement;

(c) Any Claims to interpret or to determine the scope, meaning or effect of this Agreement;

(d) Any Claims arising out of any conduct, matter, event or omission existing or occurring after you have signed this Agreement;

(e) Any Claims for indemnification and/or defense by the Company under the Company’s by-laws or applicable law, or for coverage, if any, under the Company’s applicable Director’s and Officer’s insurance policy or any other general liability insurance policy, if any, or under Section 6.10 of the Employment Agreement, which Section shall be deemed to survive this Agreement; and

(f) Any Claims not arising in any way out of your employment or your cessation of employment.

Further, your rights to compel arbitration under Article V of the Employment Agreement shall not be deemed to be released Claims; nor shall they otherwise be deemed waived by you or the Company by reason of this Agreement. Rather, Article V shall be deemed to survive this Agreement and any dispute concerning the interpretation or application of this Agreement or its subject matter shall be deemed to concern the subject matter of the Employment Agreement.

Finally, the general release does not prevent you from contacting or filing a charge with any federal, state or local government agency or commission. However, the general release does prevent you, to the maximum extent permitted by law, from obtaining any monetary or other personal relief for any of the Claims you have released in Paragraph 4.

6. You acknowledge and agree that the Company’s obligations under Paragraph 2 above:

(a) Constitute adequate consideration to support your general release in Paragraph 4 above; and

(b) Fully compensate you for the Claims you are releasing.

7. You agree that the terms and amount of this agreement (“Confidential Information”) shall be held strictly confidential by you and your agents; provided, however, that you may share the Confidential Information with your attorneys, tax advisors, accountants, and immediate family, so long as they agree to keep the information confidential unless required to disclose it by law. Nothing herein shall be deemed to prevent you from stating, if asked, that you are “satisfied that the Company has honored its Employment Agreement with you in connection with the termination of your employment.”

8. For a period of two (2) years from the effective date of this Agreement you agree not to disparage DayStar, including but not limited to its management, officers, Board of Directors, employees, agents, products or services. However, this provision shall not be construed to apply to your statements to any Board members at Board meetings, or Board of Directors Committee meetings, so long as only Board members are present. This provision shall also not be construed to prohibit you from being truthful (as DayStar expects you will be) in any dealings you may have with any governmental agencies and in any legal proceedings.

9. You agree to direct any prospective employers to contact DayStar’s HR Coordinator, currently Kelley McCart, (or the person then holding that or any then existing equivalent position) for employment verification. DayStar agrees, consistent with its policy, to limit its response to confirmation of position held, the dates of your employment, and your salary at the time of your resignation.

10. You agree to reasonably cooperate with the Company with respect to the handling of any claims or litigation against the Company.

11. You and DayStar agree that neither this letter nor the furnishing of the consideration hereunder shall be deemed or construed at any time for any purpose as an admission by DayStar or by you of any liability or unlawful conduct of any kind nor as indicating whether or not your resignation is for Good Reason under the Employment Agreement.

12. Nothing in this Agreement is intended to violate any law or shall be interpreted to violate any law. If any paragraph or part or subpart of any paragraph in this Agreement or the application thereof is construed to be overbroad and/or unenforceable, then the court making such determination shall have the authority to narrow the paragraph or part or subpart of the paragraph as necessary to make it enforceable and the paragraph or part or subpart of the paragraph shall then be enforceable in its/their narrowed form. Moreover, each paragraph or part or subpart of each paragraph in this Agreement is independent of and severable (separate) from each other. In the event that any paragraph or part or subpart of any paragraph in this Agreement is determined to be legally invalid or unenforceable by a court and is not modified by a court to be enforceable, the affected paragraph or part or subpart of such paragraph shall be stricken from the Agreement, and the remaining paragraphs or parts or subparts of such paragraphs of this Agreement shall remain in full, force and effect.

13. This Agreement constitutes the entire agreement between the parties and supersedes any and all prior representations, agreements, written or oral, expressed or implied, except your obligations under the Employment Agreement and Nondisclosure Development or Non-Solicitation Agreement remain in effect and are not superceded by this Agreement.

14. You acknowledge and agree that, subsequent to the termination of your employment, you shall not be eligible for any payments from the Company or Company-paid benefits, except as expressly set forth in this Agreement. You also acknowledge and agree that you have been paid for all time worked and have received all other compensation owed to you, except for any payments owed to you either pursuant to Paragraph 3 which shall be paid to you regardless of whether you sign this Agreement, or pursuant to Paragraph 2 which shall be paid to you if you comply with the conditions for payment described therein.

15. All references to a number of days throughout this Agreement refer to calendar days.

16. You agree and represent that:

(a) You have read carefully the terms of this Agreement, including the general release set forth in paragraph 4;

(b) You have reviewed this Agreement, including the general release, with an attorney;

(c) You understand the meaning and effect of the terms of this Agreement, including the general release;

(d) You were given twenty-one (21) days to determine whether you wished to sign this Agreement, including the general release;

(e) Your decision to sign this Agreement, including the general release, is of your own free and voluntary act without compulsion of any kind;

(f) No promise or inducement not expressed in this Agreement has been made to you; and

(g) You have adequate information to make a knowing and voluntary waiver.

17. If you sign this Agreement, you will retain the right to revoke it for seven (7) days. If you revoke this Agreement, you are indicating that you have changed your mind and do not want to be legally bound by this Agreement. The Agreement shall not be effective until after the Revocation Period has expired without your having revoked it. To revoke this Agreement, you must send a certified letter to my attention at the following address: Thomas A. Polich, Esquire, Chief Legal Officer/Secretary, DayStar Technologies, Inc., 13 Corporate Drive, HalfMoon, NY 12065. The letter must be post-marked within seven (7) days of your execution of this Agreement. If the seventh day is a Sunday or federal holiday, then the letter must be post-marked on the following business day. If you revoke this Agreement on a timely basis, you shall not be eligible for the payments and other benefits set forth in Paragraph 2.

18. Offer Expiration Date. As noted above, you have twenty-one (21) days to decide whether you wish to sign this Agreement. If you do not sign this Agreement on or before February 23, 2007, then this offer is withdrawn and you will not be eligible for the consideration set forth in Paragraph 2 above.

19. In order for this Agreement to become effective, you must sign and return to the Company and its counsel the letter of resignation attached as Exhibit “B” by February 2, 2007. However, it is understood and agreed that if you do not enter into or timely revoke this Agreement, you will be deemed to have resigned with Good Reason under your Employment Agreement by virtue of the change in your position, effective January 22, 2007.

20. This Agreement will be construed and governed by New York law, without reference to principles of conflict of laws.

* * *

We wish you the best in the future.

ACCEPTED AND AGREED:	DayStar Technologies, Inc.

/s/ John R. Tuttle	By:	/s/ Stephan DeLuca
John R. Tuttle		Stephan DeLuca

Date February 1, 2007		CEO